Exhibit 23.1

CONSENT OF THE INDEPENDENT AUDITOR

As the independent auditor for Royal Bees Company, Inc., we hereby consent to the incorporation by reference in this Form S-1, pursuant to Section 12(g) of the Securities Exchange Act of 1934, of our report, relating to the audited financial statements of Royal Bees Company, Inc. as of December 31, 2010 and the related statement of operations, stockholders’ equity and cash flow for the period June 16, 2010 (date of inception) to December 31, 2010. Our audit report is dated November 14, 2011.

/s/ R. R. Hawkins & Associates International, a PC

Los Angeles, California

February 3, 2012

11301 W. Olympic Blvd.  , Suite No. 7140

Los Angeles, CA 90064

T: 310.553.5707  F: 310.553.5337

www.rrhawkins.com